UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 1-3952

Date of Report (date of earliest event reported):    May 15, 2009

SIBONEY CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND	1-3952	73-0629975
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
incorporation or organization)

P.O. BOX 221029		63122
ST. LOUIS, MISSOURI		(Zip Code)
(Address of principal executive offices)

(314) 822-3167
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported in connection with the renewal of its bank credit agreement, on March 21, 2007 Siboney Corporation (the “Company”) borrowed the aggregate sum of $200,000 from Lewis B. Shepley and Timothy J. Tegeler, members of the Company’s Board of Directors. The subordinated loan was requested by the Company’s bank and evidenced by 10% Subordinated Secured Promissory Notes each in the principal amount of $100,000 (the “Notes”).

On March 20, 2009, substantially all of the Company’s assets were sold in satisfaction of the outstanding bank indebtedness of the Company and its only operating subsidiary.  Consequently, the Notes currently represent the only secured debt obligations of the Company.  As the Company has ceased its ongoing business operations and believes the realizable value of its assets does not exceed its outstanding liabilities, the Company anticipates it will not have sufficient funds to fully satisfy its obligations under the Notes.

On May 15, 2009, the Company received from counsel for the holders of the Notes formal notices of the occurrence of an event of default.  The notices stated that, if the default is not cured within five business days, the Company’s obligations under the Notes become due and payable and the interest rate on the unpaid balance increases to 12% per annum.  The Company expects that it will not have the means to satisfy its obligations under the Notes.  Messrs. Shepley and Tegeler have advised the Company of their intention to foreclose on the Company’s remaining assets which consist primarily of the stock of non-operating subsidiaries that hold various illiquid natural resource interests.  The Company estimates that its obligations under the Notes, representing the aggregate principal amount and all accrued and unpaid interest and costs, are currently approximately $250,000.  Additionally, pursuant to the Note and Warrant Purchase Agreement dated March 21, 2007 by and among the Company, Mr. Shepley and Mr. Tegeler, the Company agreed to reimburse reasonable attorney’s fees, which the holders of the Notes have informed the Company currently total approximately $1,500 and will include an additional amount through completion of the anticipated foreclosure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 20, 2009

SIBONEY CORPORATION

By: /s/ Timothy J. Tegeler
Timothy J. Tegeler
Chief Executive Officer